Exhibit 99.2

May 27, 2015

***IMPORTANT REMINDER: PLEASE VOTE TODAY***

Dear Shareholder:

We have previously mailed you information relative to the Special Meeting of Shareholders of Farmers National Banc Corp. to be held on June 12, 2015.

According to our latest records we have not yet received your vote. The Special Meeting is now only a short time away. It is important that you sign and return the enclosed Voting Instruction Form today in order to make sure that your shares will be voted at the meeting in accordance with your desires. If you hold your shares in the name of a brokerage firm, your broker cannot vote your shares on these proposals unless they receive your specific instructions.

Your board of directors recommends that you vote FOR proposals 1, 2, and 3.

Approval of the merger with National Bancshares Corporation (proposal 1) requires the affirmative vote of not less than 2/3 of the outstanding shares.

Your vote is very important no matter how many shares you own.

If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank or broker with respect to proposal 1, it will have the same effect as a vote “AGAINST”.

Please sign and date the enclosed Voting Instruction Form (or follow the telephone & internet instructions) today. In the event that more than one vote is received from you, the one bearing the latest date will be counted, as it automatically revokes all prior proxies.

Thank you for your cooperation and continued support.

Sincerely,

Kevin J. Helmick

President & CEO

*** Please Vote Today***

20 South Broad Street PO Box 555 Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 Ph. (330) 533-3341 Fax: (330) 533-0451 Web Site: www.farmersbankgroup.com